Exhibit 99.1

Ovid Therapeutics Reports First Quarter 2020 Financial Results and Provides Corporate Update

•	Announced earlier today positive topline results from the Phase 2 ROCKET trial of OV101 for the treatment of Fragile X syndrome
•	Previously reported encouraging initial results from Phase 2 ARCADE study in CDKL5 deficiency disorder and Dup15q syndrome
•	Two late-stage clinical readouts expected during the remainder of 2020: Phase 2 ELEKTRA trial in Dravet syndrome and Lennox-Gastaut syndrome and Pivotal Phase 3 NEPTUNE trial in Angelman syndrome

NEW YORK, May 7, 2020 -- Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of people with rare neurological diseases, today reported financial results for the first quarter ended March 31, 2020 and provided a corporate update. In addition, Ovid today provided an overview of the status of its clinical development programs in the context of the ongoing COVID-19 pandemic.

“2020 remains an important and eventful year for the Company. The team at Ovid has continued to execute during these challenging times,” said Jeremy Levin, DPhil, MB, BChir, Chairman and Chief Executive Officer of Ovid Therapeutics. “Earlier this morning, we announced positive topline results from our Phase 2 Rocket trial in Fragile X syndrome. Additionally, in March, we reported encouraging initial data with soticlestat in CDKL5 deficiency disorder and Dup15q syndrome.”

Dr. Levin continued, “Over the past few months, we have been closely monitoring the evolving impact of COVID-19 to our clinical studies. We have seen limited impact on our fully enrolled Phase 2 ELEKTRA trial in Dravet syndrome and Lennox-Gastaut syndrome and remain on track to announce topline data in the third quarter of 2020. However, the COVID-19 pandemic has resulted in mandated closures of clinical trial sites and such closures have affected new enrollment in our ongoing Phase 3 NEPTUNE clinical trial in Angelman syndrome. Because interest in the study is very high and clinical sites are reopening, new patients are beginning to be screened. As such, we expect to report topline data from the pivotal Phase 3 NEPTUNE trial in the fourth quarter of 2020.”

Amit Rakhit, M.D., MBA, President and Chief Medical Officer, added, “After on-going dialogue with European regulatory authorities, we have decided to increase enrollment in the NEPTUNE study from 60 to 90 patients. These additional patients will allow for inclusion of a responder analysis of the primary endpoint (CGI-I-AS), which has been specifically requested by the European regulatory authorities. The data from NEPTUNE will support a broad data package for a regulatory filing of OV101 for the treatment of Angelman syndrome. Even with this increase in study size, we expect to release topline data in the fourth quarter of 2020.”

Pipeline and Clinical Development Updates

OV101 (gaboxadol) for Angelman Syndrome

Phase 3 NEPTUNE Trial – Due to mandated closures of clinical sites in the U.S., Europe, Israel and Australia in response to the ongoing COVID-19 pandemic, the Company has experienced delays in the enrollment of the Phase 3 NEPTUNE trial. The interest in the trial from the Angelman syndrome patient community has been, and remains, very strong. The trial was nearing completion of enrollment when the clinical trial sites started to close. Based on current assessments of clinical trial site re-openings and continued patient interest, Ovid expects topline results from the Phase 3 NEPTUNE trial in the fourth quarter of 2020.

In addition, after receiving Scientific Advice from the European Committee for Medicinal Products for Human Use (CHMP), the Company has decided to expand the trial sample size from 60 to 90 participants. The expansion of the trial will allow for the inclusion of a responder analysis of the primary endpoint (CGI-I-AS), specifically requested by the European regulatory authorities. Ovid expects that by increasing the trial sample size, it will enable the Company to provide additional data to support an EU regulatory filing of OV101 for the treatment of Angelman syndrome.

OV101 for Fragile X syndrome

Phase 2 ROCKET Trial - Earlier today, Ovid announced positive topline results from the Phase 2 ROCKET trial with OV101 in Fragile X syndrome. OV101 met its primary objective and appeared to be well tolerated over 12 weeks of treatment with no serious adverse events reported across all three dose cohorts.  OV101 produced statistically significant reductions in behavioral and functional symptoms in individuals with Fragile X syndrome.

OV935 (soticlestat) for Rare Developmental and Epileptic Encephalopathies (DEE)

Phase 2 ARCADE Trial - In March 2020, Ovid announced initial data from its ongoing exploratory Phase 2 open-label ARCADE study of soticlestat in patients with CDKL5 deficiency disorder (CDD) and Dup15q syndrome (Dup15q). Data from the first 11 patients demonstrated that soticlestat was well tolerated and showed a reduction in seizure frequency compared to baseline levels in a majority of the individual patients. Full results from the Phase 2 ARCADE trial are expected in early 2021.

Phase 2 ELEKTRA Trial - Topline results from the fully enrolled randomized Phase 2 ELEKTRA trial in patients with Dravet syndrome and Lennox-Gastaut syndrome (LGS) are expected in the third quarter of 2020.

ENDYMION Open Label Extension Trial - To date, all patients who have completed the Phase 2 ARCADE and ELEKTRA trials have rolled over into the ENDYMION open-label extension study. Ovid plans to report data from ENDYMION in conjunction with the results of the Phase 2 ELEKTRA trial expected in the third quarter of 2020.

Summary of Anticipated Clinical Data Readouts

Product Candidate	Trial	Condition or Disease	Phase of Clinical Trial	Expected Timing of Data Release
Soticlestat	ELEKTRA	Dravet syndrome or LGS	Phase 2	3Q 2020
Soticlestat	ENDYMION – All Patients	CDD, Dup15q syndrome, Dravet syndrome, LGS, other DEEs	Open-label Extension	3Q 2020 (concurrent with ELEKTRA)
OV101	NEPTUNE	Angelman syndrome	Phase 3	4Q 2020
Soticlestat	ARCADE (Full Data)	CDD or Dup15q syndrome	Phase 2	Early 2021

Corporate

•	Appointed Alexander Kolevzon, M.D., a leader in child and adolescent psychiatry, to the Scientific Advisory Board.

First Quarter 2020 Financial Results

•	As of March 31, 2020, cash, cash equivalents and short-term investments totaled $58.3 million.

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Research and development expenses were $14.6 million for the first quarter ended March 31, 2020, as compared to $9.3 million for the same period in 2019. The increase of $5.3 million was primarily due to an increase in clinical activities related to Ovid’s ongoing development programs.

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General and administrative expenses were $5.7 million for the first quarter ended March 31, 2020, as compared to $4.7 million for the same period in 2019. The increase of $1.0 million was primarily due to an increase in legal and professional fees and general office expenses, offset by decreases in payroll and payroll-related expenses.

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The Company reported a net loss of $20.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.37, for the first quarter of 2020, as compared to a net loss of $13.8 million, or net loss per share attributable to common stockholders of $0.46, for the same period in 2019.

About Ovid Therapeutics

Ovid Therapeutics Inc. is a New York-based biopharmaceutical company using its BoldMedicine® approach to develop medicines that transform the lives of patients with rare neurological disorders. Ovid has a broad pipeline of potential first-in-class medicines. The Company’s most advanced investigational medicine, OV101 (gaboxadol), is currently in clinical development for the treatment of

Angelman syndrome and Fragile X syndrome. Ovid is also developing OV935 (soticlestat) in collaboration with Takeda Pharmaceutical Company Limited for the potential treatment of rare developmental and epileptic encephalopathies (DEE). For more information on Ovid, please visit http://www.ovidrx.com/.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding: advancing and commercializing Ovid’s product candidates, progress, timing, scope and the development and potential therapeutic benefits of Ovid’s product candidates; and the anticipated reporting schedule of clinical data regarding Ovid’s product candidates. You can identify forward-looking statements because they contain words such as “will,” “appears,” “believes” and “expects.” Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include uncertainties in the development and regulatory approval processes, and the fact that initial data from clinical trials may not be indicative, and are not guarantees, of the final results of the clinical trials and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and/or more patient data become available. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth in Ovid’s filings with the Securities and Exchange Commission under the caption “Risk Factors”. Such risks may be amplified by the COVID-19 pandemic and its potential impact on Ovid’s business and the global economy. Ovid assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,	For the Three Months Ended March 31,
	2020	2019
Operating expenses:
Research and development	$14,625,367	$9,337,304
General and administrative	5,669,019	4,716,231
Total operating expenses	20,294,386	14,053,535
Loss from operations	(20,294,386)	(14,053,535)
Interest income	264,296	253,340
Net loss	$(20,030,090)	$(13,800,195)
Net loss attributable to common stockholders	$(20,030,090)	$(13,800,195)
Net loss per share attributable to common stockholders, basic and diluted	$(0.37)	$(0.46)
Weighted-average common shares outstanding basic and diluted	54,715,610	30,329,640

Selected Condensed Balance Sheet Data

(Unaudited)

	March 31,	December 31,
	2020	2019

Cash, cash equivalents and short-term investments	$ 58,333,501	$ 76,739,113
Working capital[1]	$ 50,745,633	$ 69,279,584
Total assets	$ 61,723,224	$ 80,843,731
Total stockholders' equity	$ 51,444,800	$ 70,023,561

                  1Working capital defined as current assets less current liabilities

Contacts

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Ovid Therapeutics Inc.

Investor Relations & Public Relations

irpr@ovidrx.com

Or

Investors:

Steve Klass

Burns McClellan, Inc.

sklass@burnsmc.com

(212) 213-0006

Media:
Katie Engleman
1AB
katie@1abmedia.com
(919) 333-7722